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            AMENDED AND RESTATED PLAN ADOPTED PURSUANT TO RULE 18F-3
                           PROVIDING FOR THE ISSUANCE
                          OF MULTIPLE CLASSES OF SHARES

                         ADOPTED AS OF NOVEMBER 17, 1999
                            BY THE BOARD OF DIRECTORS

This Amended and Restated Plan amends and restates the Plan Adopted Pursuant to Rule 18f-3 on November 3, 1997. The Plan is being amended to reflect the addition of a new Fund series, referred to as "Institutional Reserves Fund."

A.       SUMMARY OF MULTI-CLASS STRUCTURE.

     In order to accommodate the requirements of a variety of groups of investors in a cost-efficient and equitable manner, the Company may offer an unlimited number of classes or series of new Shares ("new Classes") in their existing and future investment portfolios. These might be offered (1) in connection with a plan or plans adopted pursuant to Rule 12b-1 under the Act (the "12b-1 Plan(s)") and/or (2) in connection with a non-Rule 12b-1 shareholder services plan or plans (the "Shareholder Services Plan(s)"); and/or (3) in connection with the allocation of certain expenses (referred to herein as "Class Expenses") that are directly attributable only to certain of such new or existing class(es) and (4) subject to certain conversion features. The 12b-1 Plan(s) and the Shareholder Services Plan(s) are sometimes collectively referred to herein as "Plans"1. Any references herein to "Board of Directors" shall be deemed to include the Board of Directors of the Company.

     Each class of Shares in the Portfolio is intended to bear Class Expenses which are related to the level of services provided to the investors in such Portfolio. Currently, Shares are anticipated to bear the expense of a 12b-1 Plan fee. In addition, Trust Shares would bear the expense of a Shareholder Services Plan, including a service fee as defined in Article III, Section 2(b)(9) of the National Association of Securities Dealers, Inc.'s ("NASD") Rules of Fair Practice of up to 0.25% of the average annual net asset value of the Portfolio's outstanding Trust Shares.

DESCRIPTION OF CLASSES OF SHARES REPRESENTING INTERESTS IN THE PORTFOLIOS.

     As a result of increased competition for the assets of public investors, the Board of Directors believes that it is imperative that the Company be able to tailor its services and expenses, to the extent possible, to the investment needs of the particular investor.

     Except for its class designation, the allocation of certain expenses, voting rights, differences in exchange privileges, and conversion features as described below, each class of Shares would be identical in all respects and would be subject to the same investment objective, policies and limitations that apply to the existing class of Shares or other class(es) of Shares in the same Portfolio. The net asset value per share in each Portfolio would be calculated and would be determined in the same manner and on the same days and at the same times, regardless of class; the net investment income and capital gains, if any, of each Portfolio would be declared and paid at the same times to all shareholders of the Portfolio; and expenses, other than Plan payments and Class Expenses described below, would be borne on a pro rata basis by each class on the basis of the relative net asset value of the respective class.

B.       UNLIMITED NUMBER OF CLASSES

     The Company is permitted to offer an unlimited number of classes of Shares in its existing and future investment Portfolios. These classes might be offered
(1) in connection with a 12b-1 Plan or Plans; and/or (2) in connection with a Shareholder Services Plan or Plans; and/or (3) in connection with the allocation of certain Class Expenses attributable directly only to certain of such classes; and/or (4) subject to certain conversion features.

C.       12B-1 PLAN(S) AND SHAREHOLDER SERVICES PLAN(S).

     With respect to each class, the Company could adopt a 12b-1 Plan and/or a Shareholder Services Plan concerning the financing of marketing programs intended to result in the sale of Shares (for example, the payment of printing costs for prospectuses and sales literature) and the provision of various distribution and administrative services. Such services might be provided directly by a Company's distributor and/or administrator, or by groups, organizations or institutions ("Organizations") which have entered into agreements (collectively, "Plan Agreements") with that Company or its distributor or administrator concerning the provision of services to the clients, members or customers of such Organizations who from time to time beneficially own Shares of a particular class ("Class Shareholders").

     Organizations may charge other fees directly to their Class Shareholders who are the beneficial owners of Shares in connection with their Class Shareholder accounts. These fees would be in addition to any amounts received by the Organization under a Plan Agreement with a Company. Under the terms of such Plan Agreements, Organizations would be required to provide their Class Shareholders with a schedule of fees charged to such Class Shareholders which relate to their investments in Shares.

D.       NO DUPLICATION OF SERVICES.

     The provision of services under the Plans would augment or replace (and not be duplicative of) the services otherwise provided by a Company's investment adviser, transfer agent and administrator. The services provided by these service contractors generally relate either to the internal operations of the Company (for example, investment of assets and maintenance of books and records) or to the Company's relationships with the shareholders of record (for example, the transmission of proxy materials and shareholder reports to record shareholders, and the processing of purchase and redemption orders from record shareholders), or are otherwise intended to benefit all classes of Shares in a Portfolio. On the other hand, the support services described above that would be provided pursuant to the Shareholder Services Plan(s) will relate either to the indirect relationship between a Company and the beneficial owners of Shares, or to the services available only to certain Share classes. Similarly, payments by a Company for distribution activities that are authorized by a 12b-1 Plan would be for distribution-related expenses and services undertaken in connection with the sale of Shares covered by the Plan. When a class is subject to both a 12b-1 Plan and a Shareholder Services Plan, the provision of services under one Plan would augment (and not be duplicative of) the services provided under the other Plan.

E.       PLAN PAYMENTS.

     With respect to each class, the Company could pay its distributor, administrator or Organizations for expenses, services and assistance in accordance with the terms of the particular Plan (such payments are herein referred to as "Plan Payments") and such Plan Payments would be borne entirely by the beneficial owners of the class of the Portfolio to which the payments relate. The maximum level of payments made pursuant to a Plan might vary based upon an independent determination by the Board of Directors and, in the case of a 12b-1 Plan, subject to shareholder approval of the affected class. In all cases, however, the Company shall comply with Article III, Section 26 of the Rules of Fair Practice of the NASD as it relates to the maximum amount of asset-based sales charges and service fees that may be imposed by an investment company, when and in the form (as amended from time to time) the provisions of such Rules relating to such charges become effective, and for as long as they remain in effect.

F.       ALLOCATION OF EXPENSES.

     Expenses of the Company that can not be attributed directly to any one Portfolio ("Company Expenses") shall be allocated to each Portfolio based on the relative net assets of such Portfolio or as otherwise determined under the supervision of its Board of Directors. Company Expenses could include, for example, directors' fees and expenses, audit fees and legal fees, insurance premiums, SEC and state blue sky registration fees, and dues paid to organizations such as the Investment Company Institute.

     Certain expenses may be attributable to a Portfolio but not to a particular class ("Portfolio Expenses"). All such Portfolio Expenses incurred by the Portfolio shall be allocated to each class on the basis of the relative net asset value of the respective classes in the Portfolio. Portfolio Expenses could include, for example, advisory fees, Portfolio accounting fees, custodian fees, and fees related to preparation of separate documents of the Portfolio.

     Class Expenses consist of the following types of fees or expenses which the Company identifies and determines are directly attributable to a particular class and are to be allocated to that class exclusively: (a) transfer agent fees identified by the transfer agent as being attributable to a specific class of Shares; (b) fees and expenses of the administrator that are identified and approved by the Company's Board of Directors as being attributable to a specific class of Shares; (c) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a class; (d) blue sky registration fees incurred by a class of Shares; (e) SEC registration fees incurred by a class of Shares; (f) the expense of administration personnel and services as required to support the shareholders of a specific class; (g) litigation or other legal expenses or audit or other accounting expenses relating solely to one class of Shares; and
(h) directors' fees incurred as a result of issues relating to one class of Shares.

     To the extent that a class may bear transfer agency or other expenses not being borne by other classes of the same Portfolio, appropriate disclosure would be included in the applicable Portfolio's prospectus.

     The Company's investment adviser or other service contractor may choose to reimburse or waive Class Expenses on certain classes on a voluntary, temporary basis. The amount of Class Expenses waived or reimbursed by the investment adviser or other service contractor may vary from class to class. Class Expenses are by their nature specific to a given class and obviously expected to vary from one class to another. Applicants believe that it is acceptable and consistent with shareholder expectations to reimburse or waive Class Expenses at different levels for different classes of the same Portfolio.

     In addition, the investment adviser or other service contractor may waive or reimburse Company Expenses and/or Portfolio Expenses (with or without a waiver or reimbursement of Class Expenses) but only if the same proportionate amount of Company Expenses and/or Portfolio Expenses are waived or reimbursed for each class of a Portfolio. Thus, any Company Expenses that are waived or reimbursed would be credited to each class of a Portfolio based on the relative net assets of the classes. Similarly, any Portfolio Expenses that are waived or reimbursed would be credited to each class of that Portfolio according to the relative net assets of the classes. Company Expenses and Portfolio Expenses apply equally to all classes of a given Portfolio. Accordingly, it may not be appropriate to waive or reimburse Company Expenses or Portfolio Expenses at different levels for different classes of the same portfolio.

     Certain expenses shall be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class or the Company determines that it should not be allocated to a particular class exclusively, it will be charged as a Portfolio Expense or a Company Expense, as may be appropriate; similarly, if a Company Expense becomes attributable to a Portfolio, it will become a Portfolio Expense. However, any additional Class Expenses (including Plan Payments) not specifically identified above which are subsequently identified and determined to be properly allocated to one class of Shares shall not be so allocated until approved by the Board of Directors.

G.       DIFFERENCES IN NET INCOME PER SHARE: NET ASSET VALUE.

     Because of the Plan Payments and Class Expenses that may be borne by each class of Shares, the per Share net income of, and dividends to, each class may be different from the net income of, and dividends to, the other classes of Shares of the Portfolio. For example, if one class bore the expense of a Plan Payment that did not apply to another class, the per Share net income and dividends of the former class would be expected to be lower than the per Share net income and dividends of the latter class. In addition, and apart from the allocation of Plan Payments, to the extent aggregate Class Expenses (such as transfer agency fees, administration fees and prospectus printing costs) are higher with respect to one class of a Portfolio, the per Share net income and dividends of that class would be lower than the per Share net income and dividends of the other classes of the Portfolio's Shares. Dividends paid to each class of Shares in a Portfolio would, however, be declared and paid on the same days and at the same times, and, except as noted with respect to the expenses of Plan Payments and Class Expenses, would be determined in the same manner and paid in the same amounts.

The net asset value of all outstanding Shares in a Portfolio would be computed on the same days and at the same times.

     The issuance of multiple classes of shares as described herein shall be subject to the requirements of Rule 18f-3 and to the following conditions:

     1. Each class of Shares representing interests in the same Portfolio of a Company will be identical in all respects, except as set forth below. The only differences between the classes of Shares of the same Portfolio will relate solely to (a) the impact of (i) expenses assessed to a class pursuant to a Plan,
(ii) other Class Expenses which would be limited to (A) transfer agent fees identified by the transfer agent as being attributable to a specific class of Shares; (B) fees and expenses of a Company's administrator that are identified and approved by the Company's Board of Directors as being attributable to a specific class of Shares; (C) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a class; (D) blue sky registration fees incurred by a class of Shares; (E) SEC registration fees incurred by a class of Shares; (F) the expense of administrative personnel and services as required to support the shareholders of a specific class; (G) litigation or other legal expenses or audit or other accounting expenses relating solely to one class of Shares; and
(H) directors' fees incurred as a result of issues relating no one class of Shares; and (iii) any other incremental expenses subsequently identified that should be properly allocated to one class (b) the fact that the classes will vote separately with respect to a Portfolio's Plans, except as provided below; and (c) the designation of each class of Shares of a Portfolio.

     2. Any Shareholder Services Plan will be adopted and operated in accordance with the procedures set forth in Rule 12b-1(b) through (f) as if the expenditures made thereunder were subject to Rule 12b-1, except that shareholders need not enjoy the voting rights specified in Rule 12b-1.

     3. The Board of Directors shall receive quarterly and annual statements concerning distribution and shareholder servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only expenditures properly attributable to the sale or servicing of a particular class of Shares will be used to justify any distribution or servicing expenditure charged to that class. Expenditures not related to the sale or servicing of a particular class will not be presented to the directors to justify any fee attributable to that class. The statements, including the allocations upon which they are based, will be subject to the review and approval of the independent directors in the exercise of their fiduciary duties.

     4. Dividends paid by a Portfolio with respect to each class of its Shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount, except that Plan Payments relating to each respective class of Shares and the Class Expenses relating to each class of Shares will be borne exclusively by that class.

     5. The Administrator shall have adequate facilities in place to ensure implementation of the methodology and procedures for calculating the net asset value and dividends and distributions of the various classes of Shares and the proper allocation of expenses among the classes of Shares.

     6. The Distributor of the Company will adopt compliance standards for any Portfolio which has a multi-class system, which standards will relate to when each class of Shares may appropriately be sold to particular investors.

     7. Each Portfolio having a multi-class system will disclose the respective expenses, performance data, distribution arrangements, services, fees, front-end sales loads, CDSCs, conversion features, and exchange privileges applicable to each class of Shares in a Portfolio in every prospectus relating to such Portfolio, regardless of whether all classes of Shares are offered through each prospectus. Each such Portfolio will disclose the respective expenses and performance data applicable to all classes of Shares in a Portfolio in every shareholder report relating to such Portfolio. The shareholder reports for each such Portfolio will contain, in the statement of assets and liabilities and statement of operations, information related to the Portfolio as a whole generally and not on a per class basis (each Portfolio's per Share data, however, will be prepared on a per class basis with respect to all classes of Shares of such Portfolio). To the extent any advertisement or sales literature describes the expenses or performance data applicable to any class of Shares, it will also disclose the respective expenses and/or performance data applicable to all classes of Shares. The information provided by the Applicants for publication in any newspaper or similar listing of any Portfolio's net asset value and public offering price will present each class of Shares separately.

     8. As of the date hereof classes are authorized as set forth below for the Company's presently existing and pending Funds:

     Institutional Reserves Fund -a single class designated Class A shares with the expenses described in the Fund's Registration Statement.

     Government Assets Fund -a single class designated Trust Shares with the expenses described in the Fund's Registration Statement.

     Liquid Assets Fund - four classes designated Sweep Shares, Trust Shares, Institutional Shares and S2 Shares, with the class level expenses described in the Fund's Registration Statement.

     Municipal Assets Fund - three classes designated Sweep Shares, Trust Shares and Institutional Shares, with the class level expenses described in the Fund's Registration Statement.

     Vintage Limited Term Bond Fund - single class designated Class A Shares with the expenses described in the Fund's Registration Statement. Vintage Bond Fund - single class designated Class A Shares with the expenses described in the Fund's Registration Statement.

     Vintage Income Fund - single class designated Class A Shares with the expenses described in the Fund's Registration Statement.

     Vintage Municipal Bond Fund - single class designated Class A Shares with the expenses described in the Fund's Registration Statement.

     Vintage Balanced Fund - single class designated Class A Shares with the expenses described in the Fund's Registration Statement.

     Vintage Equity Fund - two classes designated "S" Shares and Trust Shares, with the class level expenses described in the Fund's Registration Statement.

     Vintage Aggressive Growth Fund - single class designated Class A Shares with the expenses described in the Fund's Registration Statement.

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1 The Company will not implement the multiple  class  structure  with respect to any Portfolio or allocated Class Expenses until after the Company amends its Registration Statement as necessary to reflect the offering of additional classes of Shares in a Portfolio.